UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)
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PERRY ELLIS INTERNATIONAL, INC.
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Perry Ellis International, Inc. (NASDAQ: PERY), today made available the following investor presentation:

September 2018 Investor Presentation

Agenda 1 Transaction Summary 1

Feldenkreis Transaction Summary On June 16, 2018, Perry Ellis International announced it entered into a definitive merger agreement under which a newly formed entity controlled by George Feldenkreis, Perry Ellis’ founder and member of the Company’s Board of Directors, will acquire all of the outstanding common shares of Perry Ellis not already beneficially owned by the Feldenkreis F amily and related entities for $27.50 per share in cash 2 Merger Price: ▪ $27.50 per share in cash for all shares not owned by the Feldenkreis Family and related entities Offer Premium: ▪ 21.6% to the 2/5/18 stock price (unaffected closing price on the day prior to the Feldenkreis offer) ▪ 26.2% to the 1 - year volume weighted average price per share (“VWAP”) ending on 2/5/18, of $21.79 ▪ 25.6% to the 180 - day VWAP ending on 2/5/18, of $21.90 ▪ 14.0% to the 90 - day VWAP ending on 2/5/18, of $24.13 ▪ 5.8 % to the highest closing price per share for the 52 - week period ending on 2/5/18, of $ 25.99 Shareholder Meeting: ▪ October 18, 2018 Required Vote: ▪ Affirmative vote of holder s of (i) a majority of the outstanding shares and (ii) a majority of the outstanding shares not owned by officers or directors of the Company, the Feldenkreis Family or anyone with an equity interest in the buyer entities (the “Majority of the Unaffiliated Shareholders”). As of the record date , Unaffiliated Shareholders represent approximately 78% of the outstanding shares of the Company’s common stock.

Feldenkreis Transaction Summary (Continued) The Feldenkreis Transaction was the product of extended, robust negotiations by the independent Special Committee focused on delivering the highest value for all unaffiliated shareholders and the greatest deal certainty 3 ▪ The Special Committee has extensive experience in the apparel sector, retailing and investment banking and delivering significant shareholder value through transactions ▪ They are all independent of the Feldenkreis Family – Acted, after extensive deliberations, to remove George Feldenkreis as Executive Chairman in September 2017 – Were designated by the Board in October 2017 to review the role of Oscar Feldenkreis as CEO, his employment agreement and strategic planning for the Company – Promptly following receipt of the Feldenkreis proposal, the Special Committee’s mandate was expanded to include the exclusive power to evaluate and negotiate the proposal and any alternatives thereto » Certain alternatives discussed with the Special Committee’s legal and financial advisors included a sale to another acquiror , effecting a leveraged recapitalization and/or continuing as a stand - alone company » With the assistance of its independent financial and legal advisors, the Special Committee actively solicited 18 prospective strategic and financial counterparties (including Randa) to an alternative transaction ▪ Negotiations with the Feldenkreis Family extended over four months and featured extensive negotiations over numerous key provisions – The Special Committee took numerous steps to ensure a disinterested process designed to secure the best possible price and deal certainty ▪ Negotiations with a second bidder, Randa Accessories Leather Goods, LLC (“Randa”), extended over four months with extensive negotiations over key provisions despite numerous public and private objections by the Feldenkreis Family – Randa’s final proposal was not capable of acceptance because Randa conditioned its financing and entry into a definitive agreement on the result of discussions with the Company’s largest inbound licensor despite having contacted such licensor without the Special Committee’s authorization. The licensor refused to have such discussions, and Randa refused to waive the pre - condition – In addition, Randa never delivered sufficient financing commitments

Agenda 4 Independence of the Special Committee 4

The Special Committee, Independent and Experienced 5 J. David Scheiner (Chairman) Director Since Jun. 2014 35 + years of experience in retail industry • Former President / COO Macy’s Florida • Retail / Wholesale Apparel Consultant • Deep understanding of retail and apparel competitive environment • Nominated as non - executive Chairman of the Board in September 2017 Bruce Klatsky Director Since Jul. 2015 45 + years of experience in apparel industry • Lead Independent Director of Gazal Group (one of the largest apparel and retail companies in Australia and New Zealand) • Former President / CEO / Chairman of PVH (which has over 1,135 retail stores) • Oversaw significant value creation through the acquisitions of Crystal Brands, Calvin Klein, Bass Shoe Company, Cluett Peabody, global rights to Va n Heusen Trademark, and numerous licensing agreements • Nominated by Perry Ellis in connection with proxy contest waged by Legion Partners and CalSTRS Jane DeFlorio Director Since Dec. 2014 20 + years of advisory experience in retail industry • Former Managing Director in Consumer / Retail sector Investment Banking coverage at Deutsche Bank • Prior Investment Banking positions at UBS and Morgan Stanley in Retail / Consumer sector • Advised on significant value - generative M&A transactions • Served as PERY Lead Director (2015 – 2017) Joe Arriola Director Since Dec. 2006 30 + years of experience leading multiple companies • Founded and sold Avanti - Case Hoyt • Former Manager for the City of Miami • Former President / CEO Pullmantur Michael Rayden Director Since Jul. 2015 35 + years of experience in retail industry • Served as Chairman, President and CEO of multiple public and private retail businesses • Oversaw significant value generation • Nominated by Perry Ellis in connection with proxy contest waged by Legion Partners and CalSTRS

Fully Independent Special Committee Advised by Nationally Recognized Independent Advisors 6 ▪ Advisors to the Special Committee include: – PJ Solomon - Financial Advisor – Paul, Weiss, Rifkind, Wharton & Garrison LLP - Legal Advisor – Akerman LLP – Legal Advisor – AlixPartners – Management Consultant engaged primarily to provide confirmatory due diligence and an independent review of the reasonableness of the Management Projections

Recent Actions Demonstrate an Active and Engaged Board Dedicated to Value Creation and Accountability 7 ▪ In 2014, Legion Partners Asset Management (“Legion”) and the California State Teachers’ Retirement System (“ CalSTRS ”) began pushing for changes at the Company, including requesting the Company to pursue strategic alternatives, separation of the chairman and CEO roles and the declassification of the Board into a single class ▪ In May 2015, the Board announced a leadership succession plan, whereby George Feldenkreis would resign as CEO and his son, Oscar Feldenkreis, would become CEO at the beginning of the next fiscal year ▪ In conjunction with its upcoming 2015 Annual Meeting of Shareholders, as well as the ongoing concerns with Legion and CalSTRS , the Board nominated two new independent directors, Bruce Klatsky and Michael Rayden – In July 2015, all of the Board’s nominees were elected with over 92% of shares represented ▪ In September 2017, after having evaluated the role of George Feldenkreis as Executive Chairman of the Company, the Board, acting on the advice of the independent directors and over the strenuous objection of George Feldenkreis, removed George Feldenkreis as Executive Chairman of the Company, thereby terminating his operational role in the Company, and elected J. David Scheiner as Non - Executive Chairman of the Board ▪ In October 2017, the Board formed a Special Committee to review certain matters, including the role of Oscar Feldenkreis as CEO of the Company, his employment agreement with the Company and strategic planning for the Company ▪ On February 6, 2018, the Company received an unsolicited letter from George Feldenkreis with the support of Fortress Credit Advisors proposing to acquire the Company in an all - cash transaction for $27.50 per share which was subsequently filed in a schedule - 13D filing on February 7, 2018 ▪ On February 13, 2018, the Special Committee’s mandate was expanded to include the exclusive power to evaluate and negotiate the Feldenkreis proposal and any alternatives thereto, including the power to say “no” to any transaction

Exhaustive, In - Depth Review of the Business The independent directors of Perry Ellis made an in - depth review of the Company’s prospects, including: 8 Relative Size and Positioning Current Retail Environment Recent Share Price Performance Benefits of Remaining Public Other Exogenous Risks to the Business

Agenda 9 Perry Ellis Today 9

Historical Revenue Over Time Perry Ellis International, Family - Founded and Grown through Acquisitions Source: Company financials. (a) Guy Harvey license agreement takes effect in 2019. 10 ▪ Perry Ellis International was founded by George and Isaac Feldenkreis in 1967 as “Supreme International,” a manufacturer of school uniforms and traditional Latin 4 - pocket linen shirts ▪ Over time, the Company grew through the acquisitions of Original Penguin and Grand Slam (Munsingwear) in 1996, Perry Ellis, Manhattan and John Henry in 1999 and Rafaella Apparel Group in 2011 and, more recently, through third party licenses for Nike Swim apparel (2002), PGA Tour (2004), Callaway (2010), Jack Nicklaus (2013) and Guy Harvey (2017) (a) $849 $830 $864 $851 $754 $790 $981 $970 $912 $890 $900 $861 $875 FY '06 FY '07 FY '08 FY '09 FY '10 FY '11 FY '12 FY '13 FY '14 FY '15 FY '16 FY '17 FY '18 (Amounts in Millions)

$355 $10,705 $10,688 $6,377 $2,306 $1,519 $128 $133,630 $49,389 $36,145 $14,385 $10,897 $8,162 $7,478 $6,417 $6,281 PERY $888 PVH $9,504 RL $6,226 HBI $6,631 GIII $2,976 OXM $1,104 DLA $394 NKE $36,397 ADS $25,151 VFC $12,701 TPR $5,880 KORS $4,969 UAA $5,126 PUM $5,070 COLM $2,612 GIL $2,782 Perry Ellis International is an Undersized Player in a Global Market Source: Public filings, Capital IQ as of September 14, 2018. Note: PERY Market Capitalization and LTM Revenue as of February 5, 2018 (undisturbed trading date); all others as of September 14, 201 8. “PERY ” is Perry Ellis International, “PVH” is PVH Corp., “ RL” is Ralph Lauren Corporation, “ HBI ” is HanesBrands , “GIII” is GIII Apparel, “OXM” is Oxford Industries, “DLA” is Delta Apparel, “NKE” is Nike, “ADS” is Adidas, “VFC” is VF Cor p., “ TPR” is Tapestry, “KORS” is Michael Kors, “UAA” is Under Armour, “PUM” is Puma, “ COLM ” is Columbia Sportswear and “GIL” is Gildan . 11 Ticker: LTM Rev.: (Amounts in Millions) Based on undisturbed trading date (2/5/2018) Selected Public Companies Other Athletic Apparel and Accessories Companies Market Capitalization

The Company Operates in an Increasingly Challenged Landscape Source: Fung Global Retail as of September 14, 2018. Note: Represents store closures in the U.S. and U.K. 12 ▪ Over 32,000 retail doors have closed since 2010 ▪ Bon - Ton (~2% of overall PERY annual revenue) accounted for 212 store closures following its Chapter 11 bankruptcy filing in February 2018 ▪ Department stores, a particularly challenged sector, represent approximately 27% of PERY annual sales Retail Closures in 2017 Reached an All - Time High and Have Continued into 2018 2,480 2,140 1,766 3,084 5,077 2,056 7,066 4,589 3,917 6,397 8,537 10,303 13,387 18,464 20,520 27,586 32,175 2010 2011 2012 2013 2014 2015 2016 2017 2018 YTD Cumulative Store Closures Since 2010 Annual Store Closures

10.00 15.00 20.00 25.00 $30.00 Feb-15 Aug-15 Feb-16 Aug-16 Feb-17 Aug-17 Feb-18 Closing Stock Price Stock Price Performance vs. Selected Indices Term PERY S&P 500 S&P 600 Consumer Discretionary 1-Year (a) (0.2%) 15.3% 13.6% 3-Year (b) (5.5%) 28.4% 12.1% Perry Ellis Stock Has Significantly Underperformed its Benchmarks Over the Last Three Years Source: Capital IQ as of February 5, 2018 . (a) Stock prices as of February 5, 2018 and indexed against closing price on February 5, 2017. (b) Stock prices as of February 5, 2018 and indexed against closing price on February 5, 2015. 13 3 - Year Median $21.83 1 - Year Median $22.29 6 - Month Median $23.24 $22.62 $28.80 (12/9/16) $16.54 (8/22/17) ▪ In the three years prior to the Feldenkreis offer, PERY’s stock price was down 5.5%

208.3 117.5 121.0 127.2 106.7 91.8 65.4 1.3% 0.8% 0.8% 0.8% 0.7% 0.6% 0.4% 0 100 200 300 0.0% 1.0% 2.0% FY 2012 FY 2013 FY 2014 FY 2015 FY 2016 FY 2017 FY 2018 ADTV ADTV as a % of Shares Outstanding ADTV (a ) and ADTV as a % of Shares Outstanding Source: Bloomberg, Capital IQ and Thomson Eikon. (a) Average Daily Trading Volume (“ADTV”) calculated as the 30 - day moving average of trading volume for consecutive days. 14 Many of the Standard Benefits Enjoyed by Public Companies Do Not Exist for Perry Ellis International ▪ 68.6% decline in Average Daily Trading Volume (“ ADTV ” (a) ) from FY 2012 to FY 2018 evidence of a lack of appetite for public investment ▪ Limited institutional support – only two equity coverage analysts ADTV as a % of Shares Outstanding ADTV ( ADTV Amounts in Thousands) Limited Institutional Support – PERY Equity Coverage Present 2017 2016 2 5 6 2015 7

The Company Faces a Number of Key Risks to its Business Source : Annual Report on Form 10 - K for the year ended February 3, 2018; Discussion Materials, dated March 3, 2018, of PJ Solomon to the Special Committee of the Board of Directors of the Company, attached as Exhibit (c)(7) to Amendment 1 to the Schedule 13E - 3 filed August 3, 2018 (a) Guy Harvey license agreement takes effect in 2019. 15 ▪ Customer concentration risk could lead to a significant decrease in business from the loss of any one key customer or key program – Approximately 27 % of revenue is generated through department stores with approximately 11% of revenue generated through retailers deemed “at - risk ” ▪ Reliance upon business generated through third party (inbound) and outbound licensing agreements – Average initial term of outbound license agreements are 3 to 5 years, and the loss of several licenses at any one time could adversely affect royalty income and net income » Outbound licensing represents <5% of total revenue, but represents 45% of EBITDA – Dependence upon revenues generated by brands licensed from third parties, including Nike, PGA Tour, Callaway, Jack Nicklaus and Guy Harvey (a) » Third party licensed brands represent a significant portion of revenue ▪ High cyclicality and dependence on general economic conditions of global apparel industry – Highly competitive and fragmented industry, which features companies with far greater scale and size – Shifting consumer preferences and fashion trends, which could negatively affect demand of products by retailers and consumers – Ability to attract customers to Perry Ellis International stores and the stores of its largest customers that are located in regional malls and other shopping centers – Limited existing e - commerce presence despite shifting consumer preferences to e - commerce shopping ▪ The additional business risks noted by AlixPartners and relayed to the Special Committee on April 6, 2018, as summarized in the Company’s Proxy Statement – The Feldenkreis transaction shifts these business risks from shareholders to the Feldenkreis Family

Agenda 16 Transaction Process 16

Robust Special Committee Process 17 ▪ During the 4+ months between receipt of the Feldenkreis Proposal on February 6, 2018 and entry into the Merger Agreement on June 15, 2018, the Special Committee: – Held a total of 40 meetings to evaluate, and direct negotiations regarding, the Feldenkreis Proposal and other possible alternatives; – With the assistance of its independent financial and legal advisors, actively solicited 18 prospective strategic and financia l counterparties (including Randa) to an alternative transaction and approved $750,000 of expense reimbursement to encourage Randa’s continued participation; – Repeatedly rejected George Feldenkreis ’ attempts to expedite the timeline, including his: » request on February 6 for a favorable response to his proposal by March 10; » request on May 16 that a merger agreement be executed before May 18 or he be granted exclusivity through May 25; » statement on May 23 that he would withdraw his proposal if a merger agreement was not entered into by May 29; » statement on May 31 that he would withdraw his proposal if a merger agreement was not entered into by the end of that day; » statement on June 1 that he would withdraw his proposal if a merger agreement was not entered into before June 4; » two successive statements on June 4 that he would withdraw his proposal if a merger agreement was not entered into that day; and » statement on June 12 that he would withdraw his proposal if a merger agreement was not entered into by 4:30 p.m. (Eastern Time) on June 13 – Twice negotiated improvements to George Feldenkreis ’ “best and final” offers received on May 25 and June 1; – Through its independent financial advisors, requested a price increase three times and resisted each attempt to withdraw or reduce the offer; and – Obtained each of the Merger Agreement concessions summarized on slide 18 ▪ Since entry into the Merger Agreement, the Special Committee has continued to pursue the best available transaction for the unaffiliated public shareholders, including by: – Holding 11 additional meetings as of September 11, 2018, the date of mailing the definitive proxy statement; and – Exercising the exceptions to the Company’s non - solicitation covenants in the Merger Agreement to resume negotiations with Randa and to actively facilitate Randa in its (ultimately unsuccessful) efforts to deliver a Superior Proposal

The Special Committee has Been an Effective, Independent Bargaining Agent for the Unaffiliated Public Shareholders 18 ▪ On May 3, 2018, on behalf of George Feldenkreis, Olshan Frome Wolosky LLP circulated their initial markup to the Special Committee’s draft Merger Agreement, and thereafter the Merger Agreement and ancillary documents related thereto were negotiated until June 15, 2018 ▪ As compared to the positions taken by George Feldenkreis and his advisors, the executed Merger Agreement reflects several key concessions secured by the Special Committee, including: – Perry Ellis - favorable language on customarily negotiated items, including representations, warranties, covenants and other provisions affecting closing certainty; – A reverse termination fee of 4% (as compared to 1% in the initial markup) payable to Perry Ellis by George Feldenkreis upon specified circumstances, with a pledge of, and grant of a security interest in, a corresponding number of shares of Perry Ellis common stock owned by George Feldenkreis to secure payment; – A termination fee of 2% (which was initially proposed by the Special Committee and which the Special Committee maintained throughout the negotiation process) payable to George Feldenkreis by Perry Ellis upon specified circumstances; – A guarantee by George Feldenkreis to contribute up to $5 million to Parent to cover any financing shortfall, as well as financing flex provisions, to ensure closing certainty; – Agreement that Perry Ellis cannot be liable for (a) breaches of any covenants or representations and warranties attributable to George or Oscar Feldenkreis ’ actions or inactions or (b) certain covenant breaches (i) taken at Oscar Feldenkreis ’ direction as CEO, (ii) with Oscar Feldenkreis ’ consent or knowledge as CEO, or (iii) that Oscar Feldenkreis reasonably should have known as CEO; – Elimination of a third - party licensors consent condition, which would have permitted Parent not to close if the consents of specified Perry Ellis licensors were not obtained; and – Elimination of an “appraisal out” condition, which would have permitted Parent not to close if more than a specified percentage of shareholders exercised appraisal rights ▪ In addition, the executed Merger Agreement requires the approval of the Majority of the Unaffiliated Shareholders

Agenda 19 Perspectives on Merger Price 19

PERRY ELLIS

The $27.50 Feldenkreis Transaction Represents a Full and Fair Price

Special Committee believes that the $27.50 per share consideration (reached after prolonged negotiations) represents the highest per share consideration reasonably attainable

(Amounts in Millions, Except Per Share Amounts)

			Feldenkreis Merger	
Stock Price			$27.50	
Diluted Shares Outstanding			15.9	
Total Equity Value			$437.0	
Plus: Net Debt			89.4	
Total Enterprise Value			$526.3	
Premium to Undisturbed		**$22.62**	**21.6**	%
Enterprise Value as a Multiple of:				
EBITDA - Street	LTM	$60.1	8.8	x
	2019E	57.7	9.1	
EBITDA - Mgmt	2019E	$62.4	8.4	x
Price as a Multiple of:				
Diluted EPS - Street	2019E	$1.90	14.5	x
	2020E	2.15	12.8	
Diluted EPS - Mgmt	2019E	$2.00	13.8	x
	2020E	2.26	12.2	

Selected M&A Transactions (EV / EBITDA)



8.0 x
11.0 x
Median: 8.0x
6.2 x
8.0 x
7.5 x
8.5 x
7.9 x
Jan-18
Aug-17
Jun-16
Feb-15
Jun-14
Jun-14
Dec-13
Boardriders / Billabong
VF Corp / Williamson-Dickie
Delta Galil / VF Corp (Contemporary Brands)
Hanesbrands / Knights Apparel
Hanesbrands / DBApparel
Gildan Activewear / Doris
Sycamore Partners / Jones Group

Source: "March 2018 Management Projections" section of the Definitive Proxy Statement filed on September 10, 2018 and Median of Wall Street analysts' estimates as reported by ThomsonOne on June 14, 2018.
Note: Represents cash of $50.5 million and total debt of $144.8 million as of May 5, 2018, and 15.9 million shares outstanding as of June 14, 2018.

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$16.54 $27.50 $22.84 $17.81 $23.88 $21.60 $26.62 $25.99 $29.00 $43.76 $35.95 $32.99 $35.06 $32.87 $10.00 $15.00 $20.00 $25.00 $30.00 $35.00 $40.00 $45.00 Undisturbed 52-Week Trading Range Wall Street 12-Month Price Targets (a) Selected Public Companies (b) Selected Precedent Transactions (c) Discounted Cash Flow (d) PV of Future Stock Price (e) Premium to Undisturbed Share Price (f) Independent Valuation Supports the $27.50 Feldenkreis Transaction as a Full and Fair Price (a) Wall Street research analysts published target prices ranging from $27.50 - $29.00. (b) Assumes CY2018E (Company FY2019E) P/E multiple of 11.4x – 21.9x. (c) Assumes LTM EBITDA multiple of 6.2x – 11.0x. (d) Assumes exit multiple of 9.0x – 11.0x and a WACC of 10.1% - 13.1%. (e) Assumes FY+1 EPS multiple of 10.8x – 18.1x and cost of equity of 12.8%. (f) Applies one - day control premiums of 17.7% - 42.6%, representing the 25th to 75th percentiles, for selected all - cash transactions of $400 to $600mm in Enterprise Value from June 14, 2013 – June 14, 2018, in which at least a 50% stake was acquired, to the undisturbed price of $22.62. Excludes Biotechnology, Brokerage, Finance, Insu ran ce, Pharmaceutical and Real Estate industries. Excludes transactions where total consideration was below $1.00 per share. Source: FactSet. 21 Undisturbed: $22.62 Feldenkreis Merger: $27.50 Slide excerpted from Discussion Materials, dated June 15, 2018, of PJ Solomon to the Special Committee of the Board of Directors of the Company, attached as Exhibit (c)(2) to Schedule 13E - 3 filed July 11, 2018

Agenda 22 No Superior Alternatives 22

Randa’s Final Proposal Was Not Superior 23 ▪ Randa was originally contacted in March 2018 as part of the Special Committee’s exploration of additional potentially interested strategic and financial bidders ▪ On April 5, 2018, Randa submitted a non - binding proposal for the acquisition of Perry Ellis for $27.75 per share in cash conditioned on, among other things, its ability to arrange conversations with the Company’s key customers and inbound licensors, including the Company’s largest inbound licensor – The largest inbound licensor condition remained throughout Randa’s subsequent non - binding proposals ▪ Since April 2018, Perry Ellis provided Randa with substantial due diligence and encouragement, including: – Access to over 5,000 files totaling 80,000 pages of confidential information as part of an electronic data room – Granting the same access to 15 potential financing sources to Randa – Coordinating numerous calls and in - person meetings with key PERY executives and employees spanning multiple business segments and functions including sales, marketing, licensing, sourcing, IT and HR – $750,000 of expense reimbursement ▪ The Special Committee made clear to Randa that it was prepared to facilitate meetings between Randa and the Company’s major inbound licensors upon Randa demonstrating that it would have the financial wherewithal to consummate its proposed transaction. However, at no point prior to the entry of the Feldenkreis Merger Agreement did Randa provide sufficient financing commitments (even in draft form )

Randa’s Final Proposal Was Not Superior (Continued) 24 ▪ Subsequent to the announcement of the Feldenkreis Merger Agreement, Randa delivered numerous letters addressed to the Special Committee, including: – On June 20, 2018, a letter reconfirming its earlier non - binding indication of interest for $27.75 per share in cash, without including financing commitment letters – On June 22, 2018, revised draft financing commitment letters – On June 27, 2018, a letter reconfirming its earlier non - binding indication of interest for $27.75 per share in cash, including a proposed draft of a merger agreement – On July 1, 2018, a letter reconfirming its non - binding indication of interest, but increasing the per share price to $28.00 » The Special Committee responded publicly to each such proposal received from Randa, providing the Special Committee’s views regarding the weakness of each such proposal as compared to the Feldenkreis Merger Agreement. Following each such public response, Randa responded with improved terms but did not significantly improve price and financing for over a month – On July 27, 2018, a letter reconfirming its earlier non - binding indication of interest, but increasing the per share merger consideration to $28.90, indicating that Randa only needed a discussion with the Company’s largest inbound licensor (rather than written consent) and, by July 30th, including revised draft financing commitments that, while still deficient in a number of respects, were more developed than prior submissions

Randa’s Final Proposal Was Not Superior (Continued ) 25 ▪ On August 3, 2018, following the Special Committee’s determination in accordance with the Feldenkreis Merger Agreement procedures, Randa’s access to the Company’s virtual data room was re - opened and the following day the Special Committee’s advisors and a member of the Special Committee contacted the Company’s largest inbound licensor seeking an opportunity for Randa to have a discussion with such licensor. ▪ On August 14, 2018, the Special Committee confirmed it had terminated discussions with Randa following: 1. Receipt of communications from the Company’s largest inbound licensor indicating that, if Randa acquires the Company , then such licensor would exercise its contractual rights and either put out a request for proposal for the license or would grant such license to one of its current licensees; 2. Its acknowledgement that George and Oscar Feldenkreis were unlikely to overturn the determination made by such licensor, which was a much larger organization than the Company and had made its determination in accordance with its own established criteria, and therefore the key inbound licensor precondition to Randa’s proposal was not likely to be satisfied irrespective of any action taken by George and Oscar Feldenkreis; 3. Receipt of a letter, dated August 13, 2018, from Randa indicating that failing support from George and Oscar Feldenkreis, Randa sees no viable path to a transaction between Randa and the Company; and 4. Confirmation that George and Oscar Feldenkreis, in their capacity as shareholders, remained opposed to selling their shares to Randa.

PERRY ELLIS

Stock Price Performance Following Selected Voted Down Transactions (a)

Target / Acquirer	Declining Shareholders	Annouce Date	Meeting Date	LBO	Price Performance Following Date Voted Down vs. Deal Price: 30-Day	180-Day	1-Year	2-Years
J. Alexander's Holdings	J. Alexander's Holdings	8/4/17	2/1/18		(10.9%)	(2.7%)	N/A	N/A
Ninety Nine Restaurant (b)								
Atlantic Coast Financial	Atlantic Coast Financial	2/26/13	6/11/13		(2.4%)	(23.2%)	(18.2%)	(13.8%)
Bond Street Holdings								
Dynegy (c)	Dynegy	8/13/10	11/23/10	✓	30.2%	32.2%	(49.1%)	Ch. 11
Blackstone								
Cablevision Systems	Cablevision Systems	5/2/07	10/24/07	✓	(58.0%)	(62.4%)	(77.7%)	(62.6%)
Charles and James Dolan								
Lear (d)	Lear	2/5/07	7/16/07	✓	(21.0%)	(34.5%)	(59.8%)	Ch. 11
American Real Estate Partners								
Eddie Bauer Holdings	Eddie Bauer Holdings	11/13/06	2/8/07	✓	(6.8%)	9.2%	(30.4%)	(92.4%)
Sun Capital and Golden Gate Capital								
Cornell Companies	Cornell Companies	10/9/06	1/23/07		17.5%	30.8%	20.8%	(19.6%)
Veritas Capital								
Corning Natural Gas	Corning Natural Gas	5/11/06	10/17/06		(44.9%)	(48.3%)	(42.8%)	(45.3%)
C&T Enterprises								
Riviera Holdings Corp.	Riviera Holdings Corp.	3/26/06	8/29/06	✓	21.1%	24.5%	61.4%	(32.0%)
Riv Acquisition Holdings								
				Mean	(8.4%)	(8.3%)	(24.5%)	(44.3%)
				Median	(6.8%)	(2.7%)	(36.6%)	(38.6%)

Source: ISS, Factset, Bloomberg, S&P Capital IQ and other publicly available information.

(a) *Includes transactions from 2006 to 2018, where a U.S. Company's shareholder vote resulted in a terminated transaction. Excludes transactions where the final implied deal price was below the unaffected price, transactions that were eventually approved at a later date and transactions where shareholders of the acquirer voted against the transaction.*
(b) *Pro forma for the merger, Fidelity National Ventures (parent of Ninety Nine Restaurants) was expected to own 52.5% of the combined entity.*
(c) *Dynegy Holdings (subsidiary) filed for bankruptcy in November 8, 2011 and Dynegy Inc. filed for bankruptcy on July 6, 2012. Dynegy emerged from bankruptcy on October 2, 2012.*
(d) *Lear filed for bankruptcy on July 9, 2009 and emerged from bankruptcy on November 8, 2009.*

26

Conclusion: Feldenkreis Transaction Delivers Highest Value for Shareholders 27 ▪ A ll cash $27.50 per share offer at a significant premium ▪ The Special Committee considered and evaluated a comprehensive range of alternatives ▪ Shareholder - friendly process and negotiated terms to ensure shareholder value was maximized ▪ Represents the highest price available to shareholders following an exhaustive process ▪ Shifts all business and transaction risks to the Feldenkreis Family

Forward - Looking Statements 28 We caution readers that the forward - looking statements (statements which are not historical facts) in these materials are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 . Forward - looking statements are based on current expectations rather than historical facts and they are indicated by words or phrases such as “proposed,” “anticipate,” “believe,” “budget,” “contemplate,” “continue,” “could,” “estimate,” “expect,” “guidance,” “indicate,” “intend,” “may,” “might,” “plan,” “possibly,” “potential,” “predict,” “probably,” “ pro forma ,” “project,” “seek,” “should,” “target,” or “will” or the negative thereof or other variations thereon and similar words or phrases or comparable terminology . Such forward - looking statements include, but are not limited to, statements regarding Perry Ellis’ strategic operating review and consideration of the proposals described herein, growth initiatives and internal operating improvements intended to drive revenues and enhance profitability, the implementation of Perry Ellis’ profitability improvement plan and Perry Ellis’ plans to exit underperforming, low growth brands and businesses . We have based such forward - looking statements on our current expectations, assumptions, estimates and projections . While we believe these expectations, assumptions, estimates and projections are reasonable, such forward - looking statements are only predictions and involve known and unknown risks and uncertainties, and other factors that may cause actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by such forward - looking statements, many of which are beyond our control . These factors include : general economic conditions, a significant decrease in business from or loss of any of our major customers or programs, anticipated and unanticipated trends and conditions in our industry, including the impact of recent or future retail and wholesale consolidation, recent and future economic conditions, including turmoil in the financial and credit markets, the effectiveness of our planned advertising, marketing and promotional campaigns, our ability to contain costs, disruptions in the supply chain, including, but not limited to these caused by port disruptions, disruptions due to weather patterns, our future capital needs and our ability to obtain financing, our ability to protect our trademarks, our ability to integrate acquired businesses, trademarks, trade names and licenses, our ability to predict consumer preferences and changes in fashion trends and consumer acceptance of both new designs and newly introduced products, the termination or non - renewal of any material license agreements to which we are a party, changes in the costs of raw materials, labor and advertising, our ability to carry out growth strategies including expansion in international and direct - to - consumer retail markets, the effectiveness of our plans, strategies, objectives, expectations and intentions which are subject to change at any time at our discretion, potential cyber risk and technology failures which could disrupt operations or result in a data breach, the level of consumer spending for apparel and other merchandise, our ability to compete, exposure to foreign currency risk and interest rate risk, the impact to our business resulting from the United Kingdom’s referendum vote to exit the European Union and the uncertainty surrounding the terms and conditions of such a withdrawal, as well as the related impact to global stock markets and currency exchange rates ; possible disruption in commercial activities due to terrorist activity and armed conflict, actions of activist investors and the cost and disruption of responding to those actions, and other factors set forth in Perry Ellis’ filings with the Securities and Exchange Commission . Forward - looking statements also may include information concerning the proposed merger transaction, including unexpected costs or liabilities, delays due to regulatory review, failure to timely satisfy or have waived certain closing conditions, failure to obtain the financing for the merger, the commencement of litigation relating to the merger, whether or when the proposed merger will close and changes in general and business conditions . Investors are cautioned that all forward - looking statements involve risks and uncertainties and factors relating to the proposed transaction, including those risks and uncertainties detailed in Perry Ellis’ filings with the SEC, all of which are difficult to predict and many of which are beyond Perry Ellis’ control . You are cautioned not to place undue reliance on these forward - looking statements, which are valid only as of the date they were made . We undertake no obligation to update or revise any forward - looking statements to reflect new information or the occurrence of unanticipated events or otherwise, except as required by law .